UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CENTRAL GARDEN & PET COMPANY

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CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Monday, February 14, 2011, 10:30 A.M.

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on Monday, February 14, 2011, at 10:30 A.M. for the following purposes:

(1)	To elect six directors;

(2)	To hold an advisory vote on the compensation of the Company’s named executive officers as described in the accompanying proxy statement;

(3)	To hold an advisory vote on how frequently (every one, two or three years) stockholders prefer that the Company conducts an advisory vote of stockholders on the executive compensation of the Company’s named executive officers;

(4)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 24, 2011; and

(5)	To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 20, 2010, will be entitled to vote at the meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to attend and participate in this meeting. A complete list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2010 Annual Report to Stockholders are available at http://www.central.com/annualreports.

Dated:  January 7, 2011

By Order of the Board of Directors

Lori A. Varlas, Secretary

HOLDERS OF COMMON STOCK AND CLASS B STOCK ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Central Garden & Pet Company (the “Company”) to be used at the Annual Meeting of Stockholders on February 14, 2011 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the enclosed form of proxy were first sent to stockholders on or about January 7, 2011. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof.

If the enclosed form of proxy is properly signed and returned by holders of Common Stock and Class B Stock, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

VOTING SECURITIES

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 20, 2010, will be entitled to vote at the Annual Meeting.

As of the close of business on December 20, 2010, there were outstanding 15,775,755 shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 43,050,766 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting.

The holders of a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

With regard to the election of directors, votes may be cast “For” or “Withhold” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

Proposals Two and Three are non-binding votes. However, the Board of Directors of the Company will consider whether or not stockholders approve the compensation of executives as described in this Proxy Statement when making future determinations on executive compensation. The Board will also consider the number of years for the frequency of the advisory vote on executive compensation that receives the most votes when determining the frequency of future stockholder advisory votes on executive compensation.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Abstentions are included in the determination of shares present for quorum purposes.

If a stockholder’s shares are held in street name and the stockholder does not instruct his or her broker on how to vote the shares, the brokerage firm, in its discretion, may either leave the shares unvoted or vote the shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent a stockholder’s brokerage firm votes shares on the stockholder’s behalf on that proposal, the shares also will be counted as present for the purpose of determining a quorum.

PROPOSAL ONE ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
William E. Brown	69	Chairman of the Board since 1980. From 1980 to June 2003, Mr. Brown served as Chief Executive Officer of the Company. In October 2007, the Board reappointed Mr. Brown to the additional post of Chief Executive Officer. Mr. Brown has extensive management and leadership experience with the Company and a deep knowledge of the lawn and garden and pet supplies industries and the financial and operational issues faced by the Company.	1980

Brooks M. Pennington III	56	Director of Special Projects for the Company since October 2006. From 1994 through September 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998. He also serves on the board of several private companies. Mr. Pennington has over 35 years of work experience in the lawn and garden industry, including 12 years as the former chief executive officer of Pennington Seed, Inc.	1998

John B. Balousek (1)(2)	65	Mr. Balousek served as President and Chief Operating Officer of Foote, Cone & Belding Communications, one of the largest global advertising and communications networks, from 1991 until 1996 and as Chairman and CEO of True North Technologies, a digital and interactive services company affiliated with True North Communications in 1996. Mr. Balousek co-founded and, from 1998 to 1999, served as an Executive Vice President of PhotoAlley.com, a San Francisco company marketing photographic equipment, supplies and services online. Prior to 1991, he held various senior executive management positions with Foote, Cone & Belding Communications and positions in brand management with the Procter & Gamble Company.	2001

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

Mr. Balousek has also served as a director of Inuvo, Inc., an online analytics, data and media company, since June 2008 and several private companies. He also served as a director of Aptimus, Inc. (formerly FreeShop.com), an interactive online lead generation network from February 1999 until October 2007 and as a director of Web.com Inc. (formerly Micron Electronics), a web hosting company, from August 1999 until September 2007.

As the former president of a global advertising company, positions in brand management at one of the leading consumer products companies, and a director on the board of several public companies, Mr. Balousek has extensive insight into the global consumer goods market.

David N. Chichester (1)	65

Partner of Tatum LLC, a financial and technology leadership services firm, since 2004, and has served as Interim Chief Financial Officer for three organizations over the past six years. Mr. Chichester served as the Chief Financial Officer of Starbucks Coffee Japan, Ltd. from 2003 to 2004 and Senior Vice President Finance of Starbucks Corporation from 2001 to 2003. Mr. Chichester served as Executive Vice President and Chief Financial Officer at Red Roof Inns, Inc. from 1996 to 1999. Prior to these positions, he held senior management positions in finance at Integrated Health Services, Inc., Marriott Corporation and General Electric Credit Corporation, and served as an investment banker at Warburg Paribas Becker Incorporated and in several roles at The First National Bank of Chicago. He has also served on the boards of other public and private companies, including Pets.com and Red Roof Inns, Inc.

Mr. Chichester has an extensive background in corporate and real estate finance, including international business. As a former financial officer at public and private companies and an investment banker, Mr. Chichester brings significant public company accounting, disclosure, financial system management, and risk assessment experience to the Company’s Board.

			2002

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
Alfred A. Piergallini (1)(2)	64

Consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001 and Chairman of Wisconsin Cheese Group, Inc., a specialty cheese company, from January 2006 to December 2010. From December 1999 to December 2001, Mr. Piergallini served as the Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a manufacturer, developer and marketer of health-related products, and from February 1999 to December 1999, Mr. Piergallini served as the President and Chief Executive Officer of Novartis Consumer Health North America. From 1989 to 1999, Mr. Piergallini held several senior management positions with Gerber Products Company, including, at various times, the offices of Chairman of the Board, President and Chief Executive Officer. He also currently serves as a director of Comerica Incorporated, a financial services company.

As a former senior executive of several consumer products companies and a director of other public companies, Mr. Piergallini brings significant experience in general management, marketing, sales and branding and many aspects of the operations of public companies.

			2004

John R. Ranelli (1)	64

Since 2008, Mr. Ranelli has been engaged in pursuing corporate acquisition opportunities while advising companies and private equity firms. From 2007 to 2008, Mr. Ranelli was Chief Executive Officer and President of Mikasa, Inc., a global dinnerware, crystal and home accessories company. From 1999 to 2006, he served as Chairman, Chief Executive Officer and President of FGX International, a global optical and jewelry company. Previously, he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation, TLC Beatrice and The Timberland Company. He served on the boards of Amscan Holdings, Inc. from 2005 to 2008, GNC Corporation from 2006 to 2007 and Deckers Outdoor Corporation from 1994 to 1996.

As an experienced chief executive officer of several consumer products companies and a Chairman and director of other public and private equity owned companies, Mr. Ranelli has extensive experience leading and managing all aspects of mid to large consumer products companies.

			2010

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rule 5605, the Board of Directors has determined that each of Messrs. Balousek, Chichester, Piergallini and Ranelli meet the standards of independence established by the NASDAQ.

Board Leadership Structure

The Company is led by William Brown, who founded the Company in 1980 and has served as our Chairman since then and as Chief Executive Officer from 1980 to 2003 and since 2007. The Board believes that having Mr. Brown act in both these roles provides the Company with consistent leadership, both with respect to the Company’s operations and the leadership of the Board. In particular, having Mr. Brown act in both these roles increases the timeliness and effectiveness of the Board’s deliberations, increases the Board’s visibility into the day-to-day operations of the Company, and ensures the consistent implementation of the Company’s strategies.

The Board also believes in the importance of independent oversight, which it seeks to ensure through a variety of means, including:

•	All of the Company’s directors other than Mr. Brown and Mr. Pennington are independent.

•

Jack Balousek acts as the Company’s lead independent director. The lead independent director leads each independent director session of the Board. He also serves as a liaison between the Chairman and the independent directors.

•	During each regularly scheduled Board meeting, all independent directors meet in executive session without the presence of any management directors.

•	The charters for each of the Board’s committees require that all of the members of those committees be independent.

The Board believes that the combined role of Chairman and Chief Executive Officer, together with the significant responsibilities of the Company’s lead independent director and other independent directors described above, provide an appropriate balance between leadership and independent oversight.

Committees of the Board

The Company has an Audit Committee and a Compensation Committee but does not have a nominating committee or a committee performing the functions of a nominating committee.

Audit Committee

During fiscal 2010, the members of the Audit Committee were Alfred A. Piergallini (Chairman), John B. Balousek, David N. Chichester and John R. Ranelli. The Company’s Board of Directors has determined that David N. Chichester qualifies as an audit committee financial expert as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC and he is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:

•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plan and results of the auditing engagement;

•	reviewing the Company’s system of internal financial and accounting controls;

•	reviewing the financial statements of the Company;

•	discussing with management and the independent auditors the Company’s accounting policies;

•	approving the Company’s filing of reports with the SEC; and

•	inquiring into matters within the scope of its functions.

The Board of Directors has adopted a written Audit Committee charter. The Audit Committee held eight meetings during fiscal 2010.

Compensation Committee

During fiscal 2010, the members of the Compensation Committee were John B. Balousek (Chairman) and Alfred A. Piergallini. The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation to each executive’s total compensation package;

•	awarding restricted stock and stock options as a means of linking executives’ long-term benefits to the rate of return received by stockholders;

•	reviewing survey data, coupled with performance-based peer group evaluations, to help determine competitive short and long-term awards for executives;

•	considering the possible tax consequences to the Company and to the executives in determining executive compensation;

•

reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its annual proxy statement and incorporate by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in its annual proxy statement and incorporate by reference in its annual report on Form 10-K.

The Board of Directors has adopted a written Compensation Committee charter. The charter is not available on the Company’s website, but a copy is attached as Appendix A to this proxy statement. The Compensation Committee held 13 meetings during fiscal 2010.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Compensation Committee Interlocks and Insider Participation

Messrs. Balousek and Piergallini served as members of the Compensation Committee during fiscal 2010. They have no relationship with the Company other than as directors and stockholders. During fiscal 2010, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2010, there were 17 meetings of the Board of Directors. No members of the Board of Directors attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served. The Company encourages, but does not require, the members of its Board of Directors to attend its annual meeting of stockholders. All members of the Board attended the 2010 Annual Meeting of Stockholders, except for Mr. Ranelli who had not yet joined the Board.

Stockholder Communications with Directors

The Board welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without review by management.

The Board’s Role in Risk Oversight

The Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive. The Company’s management is responsible for the day-to-day management of the risks faced by the Company. While the Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their subject matter areas.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to enable it to understand the Company’s risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee typically provides a summary to the full Board at the next Board meeting. This process helps the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with the Company’s compensation policies.

Compensation of Directors

Members of the Board of Directors who are not employees of the Company receive directors’ fees consisting of $35,000 per year and $1,500 for each Board meeting attended in person. The chairs of the Audit Committee and Compensation Committee each receive additional annual retainer fees of $15,000, and the lead director received an additional retainer fee of $25,000. Directors who attended meetings of the Audit Committee or Compensation Committee receive an additional $1,500 for each meeting not held on the same day as a Board meeting.

Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to board and committee meetings, attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington receives similar annual, per meeting and travel fees for his Board service.

Under the Nonemployee Director Equity Incentive Plan, on the date of each Annual Meeting of Stockholders, each non-employee director will be granted (i) options to purchase shares of Class A Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the date of such meeting and (ii) shares of restricted stock determined by dividing $20,000 by the closing price of a share of Class A Common Stock on the date of such meeting.

Set forth below is a summary of the compensation paid to the Company’s directors during fiscal 2010, except Mr. Brown, whose compensation is reported below under Executive Compensation – Executive Compensation of Executive Officers.

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)(3)	Option Awards (2)(3)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	Total
John B. Balousek	$113,000	$20,004	$49,009	—	—	—	$182,013

David N. Chichester	$74,500	$20,004	$49,009	—	—	—	$143,513

Brooks M. Pennington(4)	$64,500	$20,004	$49,009	—	—	$201,480	$334,993

Alfred A. Piergallini	$96,000	$20,004	$49,009	—	—	—	$165,013

John R. Ranelli	$93,000	$20,001	$49,097	—	—	—	$162,098

(1)	As of the end of fiscal 2010, Messrs. Balousek, Chichester, Pennington, Piergallini and Ranelli held the following options to purchase shares of Common Stock and Class A Common Stock:

	Common Stock Options		Class A Common Stock Options
	Vested	Unvested	Vested	Unvested
John B. Balousek	—	—	56,087	24,912

David N. Chichester	—	—	37,193	24,912

Brooks M. Pennington	6,600	12,600	44,546	50,112

Alfred A. Piergallini	—	—	56,087	24,912

John R. Ranelli	—	—	—	19,030

(2)	This column reflects the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”). Please refer to Note 12, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 19, 2010 for the relevant assumptions used to determine the valuation of our stock and option awards.

(3)	In fiscal 2010, the grant date fair values were determined using the closing stock price on the date of grant.

(4)	Director Brooks M. Pennington III is the Company’s Director of Special Projects and receives compensation as an employee in addition to compensation for his Board service. All other compensation for Mr. Pennington includes salary of $190,000, the Company’s matching contributions under the Company’s 401(k) Plan of $1,425 and medical and life insurance premium payments of $10,055.

Director Nominations

Due to the limited size of the Board, the Board has determined that it is not appropriate at this time to establish a separate nominating committee. As such, the entire Board fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. At a minimum, the Chairman of the Board, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management will also interview each candidate as requested by the Chairman. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 5605(a)(2). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, some of which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer.

The Board will consider any director candidate recommended by stockholders, provided that the candidate satisfies the minimum qualifications for directors as established from time to time by the Board. Stockholders must submit recommendations to the Company’s secretary for consideration by the Board no later than 120 days before the annual meeting of stockholders. To date, the Board has not received any recommended nominees for consideration at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially owns five percent or more of the Company’s voting stock.

When the need arises, the Company engages independent search firms and consultants to identify potential director nominees and assist the Board in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Chairman of the Board.

All of the nominees included on this year’s proxy card are directors standing for re-election.

PROPOSAL TWO

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Under an amendment to the Securities Exchange Act of 1934 (“Exchange Act”) recently adopted by Congress, public companies are generally required to include in their proxy solicitations, no less frequently than once every three years, a non-binding resolution subject to stockholder vote to approve the compensation of named executive officers (an “Advisory Vote on Compensation”). As described more fully in the “Executive Compensation” section of this Proxy Statement, including the “Compensation Discussion and Analysis” and the related tables and narrative, the Compensation Committee designs the Company’s executive compensation program to reward, retain and, in the case of new hires, attract executives to support the Company’s business strategy, achieve its short and long-term goals, and provide continued success for the Company’s stockholders and employees. At the core of the Company’s executive compensation program is the Company’s pay-for-performance philosophy that links competitive levels of compensation to achievements of the Company’s overall strategy and business goals, as well as predetermined objectives for equity awards. The Company believes its compensation program is strongly aligned with the interests of the Company’s stockholders.

The Company urges stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative for the details on the Company’s executive compensation, including the fiscal 2010 compensation of the named executive officers. Highlights of the Company’s executive compensation programs include the following:

•	A significant portion (ranging from approximately 50% to 68% in fiscal 2010) of the Company’s executives’ total potential compensation is considered to be “at risk.”

•

The executive officers receive long-term equity awards subject to performance-based vesting and long-term, time-based vesting requirements. These performance-based, long-term incentive awards constituted between approximately 26% and 45% of the named executives’ total potential compensation in fiscal 2010. The Compensation Committee believes these awards ensure that a significant portion of the executives’ compensation is tied to both short-term financial performance and long-term stock price performance.

The Compensation Committee believes the compensation program for the named executive officers has been instrumental in helping the Company achieve improved financial performance in the challenging macroeconomic environment.

The Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies with the Company’s performance. The Compensation Committee has, over the last three years, among other things, taken the following actions:

1) Incorporated performance-based metrics as part of its long-term equity incentive awards;

2) In fiscal 2010, held the salaries of executive officers at their fiscal 2009 levels, except for the returning interim Chief Financial Officer; and

3) Granted premium priced, performance based options to Mr. Brown in fiscal 2008 and 2009 with exercise prices 121% to 188% higher than the grant date closing prices to further align his interest with the Company’s stockholders and reward him only if the Company’s stock price increases significantly.

The Compensation Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Based on the above, the Board of Directors requests that stockholders indicate their support for the Company’s executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the compensation of the Company’s executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis,” the compensation tables and the other narrative compensation disclosures is hereby approved.

The opportunity to vote on Proposal Two is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal Two is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for the Company’s named executive officers.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL THREE

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE

ON EXECUTIVE COMPENSATION

Under an additional amendment to the Exchange Act recently adopted by Congress, public companies are generally required to include in their proxy solicitations at least once every six years an advisory vote on whether an Advisory Vote on Executive Compensation, such as the Company has included in Proposal Two, should occur every one, two or three years. It is the Company’s belief, and the Board’s recommendation, that this vote should occur every three years.

The Company has effective executive compensation practices, as described in more detail elsewhere in this Proxy Statement. The Board believes that providing the Company’s stockholders with an Advisory Vote on Executive Compensation every three years (a “triennial vote”) will encourage a long-term approach to evaluating the Company’s executive compensation policies and practices, consistent with the Compensation Committee’s long-term philosophy on executive compensation. In contrast, focusing on executive compensation over an annual or biennial period would focus on short-term results rather than long-term value creation, which is inconsistent with the Company’s compensation philosophy, and could be detrimental to the Company, its employees and its financial results.

Moreover, a short review cycle will not allow for a meaningful evaluation of the Company’s performance against its compensation practices, as any adjustment in pay practices would take time to implement and be reflected in the Company’s financial performance and in the price of its common stock. As a result, an Advisory Vote on Executive Compensation more frequently than every three years would not, in the Company’s judgment, allow stockholders to compare executive compensation to the Company’s performance.

Lastly, a triennial vote would allow the Company adequate time to compile meaningful input from stockholders on its pay practices and respond appropriately. This would be more difficult to do on an annual or biennial basis, and both the Company and its stockholders would benefit from having more time for a thoughtful and constructive analysis and review of the compensation policy of the Company.

For the above reasons, the Board recommends that stockholders vote to hold an Advisory Vote on Executive Compensation every three years. Each stockholder’s vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this Proposal Three, each stockholder has four choices: vote to hold an Advisory Vote on Executive Compensation every year, every two years or every three years, or abstain from voting. As an advisory vote, the vote on Proposal Three is not binding upon the Company. However, the Compensation Committee and the Board will consider the outcome of the vote when determining the frequency of future stockholder advisory votes on executive compensation.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL FOUR

RATIFY THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 24, 2011. If stockholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without stockholder approval if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 26, 2009	September 25, 2010
Audit fees	$2,809,475	$2,842,380
Audit-related fees	28,590	198,544
Tax fees	—	28,382
All other fees	—	—

Audit Fees

The Audit fees for the fiscal years ended on September 26, 2009 and September 25, 2010 were for professional services rendered for the audits of the Company’s consolidated financial statements, statutory audits, issuance of consents and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees

The audit-related fees for the fiscal years ended on September 26, 2009 and September 25, 2010 were primarily related to registration statements and, in fiscal 2010, the Company’s debt offering.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal years 2009 and 2010.

AUDIT COMMITTEE REPORT

ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting and internal control processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is not available on the Company’s website, but a copy was attached as Appendix A to the Company’s proxy statement for its 2010 Annual Meeting of Stockholders.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for fiscal year ended September 25, 2010 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 25, 2010.

Audit Committee

ALFRED A. PIERGALLINI, Chairman

JOHN B. BALOUSEK

DAVID N. CHICHESTER

JOHN R. RANELLI

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In fiscal 2010, the Company continued its successful motivation and retention programs for executive officers while aggressively managing compensation-related costs. These actions included:

•	For the CEO, no increase in base salary and a significant reduction in the amount of long-term incentive grants in fiscal 2010;

•	No salary increases for other executive officers, except for the returning interim Chief Financial Officer; and

•

Performance targets as a prerequisite for equity awards. The performance targets were based on earnings before interest and taxes and net controllable assets and were established at a level that provided an appropriate incentive in light of the challenging business environment.

Highlights of the Company’s executive compensation programs include the following:

•	A significant portion (ranging from approximately 50% to 68% in fiscal 2010) of the Company’s executive officers’ total potential compensation is considered to be “at risk.”

•

The executive officers receive long-term equity awards subject to performance-based vesting and long-term, time-based vesting requirements. These performance-based, long-term incentive awards constituted between approximately 26% and 45% of the executives’ total potential compensation in fiscal 2010. The Committee believes these awards ensure that a significant portion of the executives’ compensation is tied to both short-term financial performance and long-term stock price performance.

The Committee believes the compensation program for the executive officers has been instrumental in helping the Company achieve improved financial performance in the challenging macroeconomic environment.

The Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies with the Company’s performance. The Committee has, over the last three years, among other things, taken the following actions:

•	Incorporated performance-based metrics as part of its long-term incentive awards;

•	In fiscal 2010, held salaries of the executive officers at their fiscal 2009 levels, except for the returning interim Chief Financial Officer; and

•

Granted premium priced, performance based options to Mr. Brown in fiscal 2008 and 2009 with exercise prices 121% to 188% higher than the grant date closing prices to align his interest with the Company’s stockholders and reward him only if the Company’s stock price increases significantly.

The Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Compensation Objectives

The Company uses three primary tools to compensate executive officers: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company does not provide benefits or perquisites of extraordinary value to its executives from the Company’s perspective. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. Annual bonus is principally seen as a means of rewarding superior job performance and enhancing base salary to meet current market value, and the Company utilizes restricted stock and stock options as a means of linking executives’ long-term benefits to the rate of return received by stockholders and as retention devices. The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve the best possible financial results for the Company and its stockholders.

The Company’s compensation program rewards executive officers for achievement of corporate and segment operating goals and for their individual contributions. The majority of each executive’s total compensation opportunity is weighted toward incentive compensation tied to the financial performance of the Company and its business segments. When the Company does not achieve satisfactory financial results and/or its stock price does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced. When the Company exceeds financial expectations and/or its stock price appreciates, the compensation that can be realized by the Company’s executives may be substantially increased. The Committee believes that this is the most effective means of aligning executive incentives with stockholders’ interests.

Process

As described below, the Committee uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at peer group companies. The Company’s structural compensation is generally evaluated against the broad range of compensation paid by the peer group; however, the Committee also uses its judgment to determine specific pay levels necessary to attract and retain executive talent. In exercising this judgment, the Committee looks beyond the market data and places significant weight on individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to the compensation of William E. Brown, the Company’s Chairman and Chief Executive Officer, the Committee did not retain an external compensation consultant as part of its process of determining his salary, bonus potential, actual bonus and equity compensation in fiscal 2010, because the Company did not make any changes to his base salary or bonus structure from fiscal 2009. With respect to the Company’s other executive officers, the Committee receives, evaluates and considers the recommendations of the Chief Executive Officer and may consult with the Company’s Vice President of Human Resources as part of its process of determining compensation. The Chief Executive Officer is invited to attend portions of meetings of the Committee, although he does not vote with the Committee. Other executive officers have no role in making decisions regarding compensation of the Company’s executive officers.

The Committee determines base salary and potential bonus as of each officer’s hire date, and it generally reconsiders both elements on or about each anniversary of that hire date. The Committee generally determines officers’ annual bonuses and whether performance targets have been met for equity performance-based awards in the succeeding fiscal year after the Company’s financial results for the prior fiscal year are announced. The Committee generally grants each officer a certain number of stock options and/or shares of restricted stock upon his or her hire date and considers granting additional awards on an annual basis. The Committee generally grants bonuses or equity compensation to existing officers on a standard schedule.

Compensation Consultants and Benchmarking

From time to time, the Committee has retained the services of a compensation consulting firm to assist the Committee in formulating its recommendations regarding executive compensation. However, the Committee did not retain a compensation consulting firm in fiscal 2010. In fiscal 2009, the Company prepared its own analysis based on a methodology and peer group similar to that of the previous reports prepared by outside consultants.

The peer group included the following lawn and garden and pet supplies companies and other consumer products companies: Acuity Brands, Church & Dwight Co., Inc., Del Monte Foods Company, FMC Corporation, Hasbro, Inc., Lesco, Inc., The Mosaic Company, PetsMart, Inc., Petco Animal Supplies, Ralcorp Holdings, Inc., Spectrum Brands, Inc., The Scotts Miracle-Gro Company, Terra Industries Inc., The Toro Company, Tractor Supply Company, Tupperware Brands Corporation and Wolverine Worldwide, Inc. The Company did not update this market analysis in fiscal 2010.

Based in part on the survey of peer companies and the recommendations from its compensation consultant in fiscal 2009, the Committee targeted a total annual compensation in fiscal 2010 for the Company’s Chief Executive Officer of approximately $2.0-2.5 million, with a significant majority of such compensation to be at risk depending on the Company’s financial performance. After consideration of various compensation strategies, the Committee approved the compensation arrangements described below.

Allocation and Amount

The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term incentive compensation (comprised of stock options and, in some cases, restricted stock grants). The Committee views base salary and the annual bonus targets as an essential part of attracting, retaining and motivating executive officers. The Committee also believes, based on market data and actual experience, that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving superior performance.

The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Committee of the effectiveness of each executive in all areas of management, including in achieving the Company’s strategic objectives, leadership, operating skills and management attributes. Generally, the Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should be weighted toward the performance of the Company to align the interest of management and stockholders. In fiscal 2010, base salary, benefits and perquisites ranged from only approximately 32% to 50% of each executive’s potential compensation, reflecting the importance of performance-based compensation at the Company.

When evaluating corporate performance, the Committee generally considers financial metrics such as revenue, EBIT, earnings per share and working capital levels. When evaluating individual performance, the Committee considers the individual’s overall leadership and management skills, success in attracting, retaining and developing qualified subordinates, success in achieving corporate and strategic objectives, ability to work with peers and supervisors in an effective and collegial manner, and other criteria.

From time to time, the Committee develops tally sheets setting forth all components of compensation, including dollar amounts for salary, annual bonus and perquisites and the value of unexercised stock options and restricted stock awards, to assist it in balancing the elements.

When making compensation decisions, the Committee also considers the issue of internal pay equity between the compensation of other Company executive officers and the compensation of the Chief Executive Officer. The Committee also considers issues relating to the corporate tax and accounting treatment of various forms of compensation and the impact of compensation decisions on stockholder dilution, and it makes its decisions with that and other goals in mind.

The Committee continues to subscribe to the philosophy that the Company’s overall performance and its return to stockholders will be the primary areas of consideration when rewarding the Company’s top executives. However, the Committee also seeks to ensure that the Company’s executive officers are paid competitively with the market.

Salary

The Committee generally reviews the base salary of the executive officers each year. Historically, the executive officers have sometimes received annual increases consistent with the movement of wages in the marketplace and, on occasions, to reflect individual performance, promotions or increased responsibilities. In some instances, the Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity among the senior executives.

In December 2008, the Committee increased Mr. Brown’s base annual salary, effective as of October 1, 2008, to $650,000. This decision was based on several factors, including an analysis of salaries of peer companies done by Towers Perrin, the fact that Mr. Brown’s $410,000 salary had not changed in the nine years since 1999, and the fact that even his new salary of $650,000 was substantially below the $735,000 salary paid to the Company’s prior Chief Executive Officer who left the Company in 2007.

In light of the salary increases in fiscal 2009, the Committee determined that no salary increases for the executive officers were necessary in fiscal 2010, except for Mr. Booth, who agreed to return as interim Chief Financial Officer in January 2010 until the new Chief Financial Officer was appointed in December 2010. In consideration of his return as interim Chief Financial Officer, the Committee approved an annual salary of $400,000 for Mr. Booth, which represented a $20,000 increase over his prior salary.

Annual Bonus

The Committee determines the actual amount of bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and the officer’s individual performance and contribution to the Company. The bonus may be paid in cash or equity. The Committee generally sets potential target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of his or her base salary. The target bonus percentages are generally set at a level which the Committee believes will assure that the executive’s total compensation opportunity is attractive enough to motivate superior performance, and that the executive is focused on key objectives and is also competitive with amounts paid for similar performance in comparable executive positions by the Company’s peer companies.

When determining the amount of cash bonuses, the Committee generally considers the Company’s revenue, EBIT, earnings per share and working capital levels but may consider additional factors in any given year. The Committee also considers individual performance, including an executive’s overall leadership and his contribution to the achievement of financial and strategic goals, such as customer relationships, talent development, teamwork among business units, identification and pursuit of strategic initiatives, cost control efforts and innovation and new product development, among others. Although the Company’s financial performance in the prior fiscal year strongly influences the amount of bonus, the Committee does not use a pre-determined formula to calculate any officer’s bonus compensation or assign weights to particular financial metrics or individual performance factors and has full discretion to determine annual bonuses up to and beyond the amount of such officer’s bonus potential for the year. As a result, the financial metrics considered and the bonuses paid in one year may not be representative of what may have been paid in prior years or may be paid in future years.

Fiscal 2009 Bonuses. Beginning in early 2010, the Committee met to determine bonuses based on the Company’s performance in fiscal 2009. The following table sets forth the target bonus and actual bonus paid to each of the executive officers for fiscal 2009:

	% of Fiscal 2009 Base Salary		Bonus For Fiscal 2009
Executive Officer	Target	Actual
William E. Brown	75%	75%	$487,500
Jeffrey A. Blade	50%	—	—
Stuart W. Booth	50%	50%	$190,000
Glen R. Fleischer*	50%	50%	$153,231
Michael A. Reed	50%	59%	$250,000

*	Prorated.

In determining whether to award bonuses to the named executive officers for fiscal 2009, the Committee considered specific elements of the Company’s financial performance in fiscal 2009, including revenue, adjusted EBIT, earnings per share, net working capital and debt reduction. The Committee also considered individual performance. Since the Committee did not preset any financial or individual metrics (objective or otherwise), it exercised complete discretion when assessing the financial results and individual performance for fiscal 2009. When determining adjusted EBIT for bonus purposes, the Committee adjusted earnings to exclude certain positive and negative items netting approximately $9.9 million, including adjustments for customer purchase cycles, the reversal of the gain on the sale of a facility in fiscal 2008 and facility exit costs. The Committee also considered net working capital reductions, based on total current assets (excluding cash and marketable securities) plus net fixed assets less total current liabilities (excluding notes payable and current portion of long-term debt), and the total debt reduction year over year. The Committee considered each of these measures against the comparable prior year performance and the Company’s internal budget for fiscal 2009, as opposed to particular pre-determined targets or similar metrics within the Company’s industries.

Fiscal 2010 Bonuses. The Committee has not yet determined the amount of bonuses, if any, to be paid to the named executive officers with respect to fiscal 2010. The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2010:

Executive Officer	% of Fiscal 2010 Base Salary Target
William E. Brown	75%
Jeffrey A. Blade	—
Stuart W. Booth	—
Glen R. Fleischer	50%
Michael A. Reed	50%

In connection with his return as interim Chief Financial Officer, Mr. Booth received a transition bonus of $16,667 for each month worked. For the other named executive officers, the Committee chose the same target percentage for fiscal 2010 as fiscal 2009, because the Committee believes that the target percentages remain correct and that the bonus and potential equity appreciation should represent a significant portion of officer compensation. The Company will report fiscal 2010 bonus determinations, if any, in a Form 8-K once decisions are made in early 2011.

The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if a material financial measure considered by the Committee in any particular year is subsequently restated. The Committee expects to adopt a formal policy once the SEC issues final regulations in this area as required by the Dodd-Frank Act of 2010.

Stock Options

The Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive while consistent with awards granted to other executives. The size of annual option grants to officers is determined after giving consideration to the officer’s performance over the fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards between executives and in relation to other compensation elements, stockholder dilution and total compensation expense.

Stock options granted to the executive officers during fiscal 2010 were performance-based and time-based and had an exercise price equal to the closing share price on the date of the grant. The performance-based stock options granted in fiscal 2010 vest in five equal annual installments commencing one year from the date of grant subject to the satisfaction of certain annual or cumulative performance targets for each of the fiscal years ending September 2010, 2011, 2012, 2013 and 2014. The performance targets are (i) earnings before interest and taxes adjusted for acquisitions and divestitures, non-recurring income or expense and other adjustments determined by the Committee (the “Adjusted EBIT”) and (ii) net controllable assets, which is intended to award employees for reductions in average working capital (the “Net Controllable Assets”). For the executive officers, there are separate targets for each of the Company, the Pet segment and the Garden segment.

The Company, Pet and Garden targets account for 20%, 40% and 40%, respectively, of the total eligible performance-based vesting. If at the end of a fiscal year, any of the following is achieved, 20% of the shares subject to the options shall vest and become exercisable on the anniversary of the grant date following such fiscal year: (i) Adjusted EBIT is greater than the target floor and Net Controllable Assets is less than the target ceiling; or (ii) Adjusted EBIT is greater than the target floor by an amount which exceeds twenty percent (20%) of the amount by which Net Controllable Assets are above the target ceiling; or (iii) Adjusted EBIT is below the target floor by an amount that is less than twenty percent (20%) of the amount by which Net Controllable Assets are below the target ceiling. If the targets in a particular year are not met, the employee can still vest in the options if the Company’s or applicable segments’ cumulative performance exceeds the cumulative targets in subsequent years. The Committee has the sole and absolute discretion to determine whether and the extent to which performance goals have been achieved.

In January 2010, the Committee determined that for options granted to the named executive officers in fiscal 2008 and 2009, 100% of the fiscal 2009 performance targets were satisfied. In addition, because the cumulative performance in fiscal 2008 and 2009 exceeded the cumulative target for fiscal 2009, the remaining performance-based portion of the fiscal 2008 option grants has now been satisfied in full with respect to fiscal 2008. When determining whether the Adjusted EBIT performance targets for fiscal 2009 were satisfied, the Committee used its discretion to exclude certain positive and negative items netting approximately $12.7 million for fiscal 2008 awards and approximately $9.9 million for fiscal 2009 awards, including adjustments for customer purchase cycles, the reversal of the gain on the sale of a facility in fiscal 2008 and facility exit costs.

In December 2010, the Committee determined that for options granted to the named executive officers in fiscal 2008, 2009 and 2010, 100% of the fiscal 2010 performance targets were satisfied. When determining whether the Adjusted EBIT performance targets for fiscal 2010 were satisfied, the Committee used its discretion to exclude certain positive and negative items netting approximately $35.1 million for fiscal 2008 awards, approximately $32.2 million for fiscal 2009 awards and approximately $25.7 million for fiscal 2010 awards, including adjustments for customer purchase cycles, impairment charges, product returns in preparation for new product introductions and marketing launch expenses.

Because each option award includes performance targets for five future years, it is necessary for the Committee to review the actual EBIT and Net Controllable Assets for each completed fiscal year to exclude positive and negative items that were unanticipated when the Adjusted EBIT targets were established and for items that are not reflective of on-going business operations. Some of these adjustments may be one-time events and others may impact the performance targets for the remaining performance periods. The adjustments applied to all outstanding performance options, including those held by the named executive officers.

Set forth below are the annual and cumulative performance targets for fiscal 2009 and 2010 with respect to the options granted in fiscal 2008, 2009 and 2010, along with the actual amounts achieved as a result of the Company’s performance (in millions of dollars).

	Fiscal 2009				Fiscal 2010
	Annual		Cumulative		Annual		Cumulative
	Target	Actual	Target	Actual	Target	Actual	Target	Actual
Fiscal 2008 Awards
Company
Adjusted EBIT	119.0	139.3	224.0	249.3	133.0	144.8	357.0	394.1
Net Controllable Assets	671.0	599.9	1,371.0	1,302.4	691.1	522.6	2,062.1	1,825.0
Pet Segment
Adjusted EBIT	111.6	110.1	215.6	221.2	120.7	121.1	336.3	342.3
Net Controllable Assets	296.9	264.0	595.8	568.5	298.2	224.2	894.0	792.7
Garden Segment
Adjusted EBIT	53.6	70.8	103.1	112.5	57.8	65.4	160.9	177.9
Net Controllable Assets	346.2	299.4	690.7	660.5	348.0	264.7	1,038.7	925.2
Fiscal 2009 Awards
Company
Adjusted EBIT	119.0	135.9	119.0	135.9	133.0	141.3	252.0	277.2
Net Controllable Assets	650.0	597.0	650.0	597.0	675.0	519.7	1,325.0	1,116.7
Pet Segment
Adjusted EBIT	111.6	107.1	111.6	107.1	120.7	118.1	232.3	225.2
Net Controllable Assets	296.9	261.1	296.9	261.1	298.2	221.3	595.1	482.4
Garden Segment
Adjusted EBIT	45.0	70.4	45.0	70.4	50.0	65.0	95.0	135.4
Net Controllable Assets	346.2	299.4	346.2	299.4	348.0	264.7	694.2	564.1
Fiscal 2010 Awards
Company
Adjusted EBIT	n/a	n/a	n/a	n/a	128.0	134.8	128.0	134.8
Net Controllable Assets	n/a	n/a	n/a	n/a	575.0	519.7	575.0	519.7
Pet Segment
Adjusted EBIT	n/a	n/a	n/a	n/a	105.0	111.6	105.0	111.6
Net Controllable Assets	n/a	n/a	n/a	n/a	260.0	221.3	260.0	221.3
Garden Segment
Adjusted EBIT	n/a	n/a	n/a	n/a	57.8	65.0	57.8	65.0
Net Controllable Assets	n/a	n/a	n/a	n/a	300.0	264.7	300.0	264.7

The following table reflects the percentage of the performance targets satisfied for each fiscal year and the most recent cumulative period for each performance-based option award:

	Percentage of Performance Targets Satisfied				Percentage of Options Earned To Date
	Fiscal 2008	Fiscal 2009	Fiscal 2010	Cumulative Period
Fiscal 2008 Awards	60-75%	100%	100%	100%	60%
Fiscal 2009 Awards	—	100%	100%	100%	40%
Fiscal 2010 Awards	—	—	100%	100%	20%

Based on the fact that 100% of the performance targets for the named executive officers have been satisfied to date for the performance-based options granted in fiscal 2008, 2009 and 2010, the Committee currently believes that there is a high probability that the majority of the targets with respect to the remaining fiscal years will be satisfied. Executives must generally be employed by the Company at the time of vesting to exercise the options.

The Company does not have a program or practice of timing option grants in connection with the release of material non-public information.

Restricted Stock

The Company has historically utilized stock options as a principal means of providing its executive officers with equity incentive compensation. However, the Company has made grants of restricted stock to several executive officers upon the commencement of employment or in connection with arrangements providing for a post-termination consulting relationship with the Company and their entry into confidentiality and non-competition agreements. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Committee. The Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock.

In fiscal 2010, the Committee granted Mr. Brown a restricted stock award for 50,000 shares of Class A common stock. The restricted shares vest in increments of 33-1/3% on the third, fourth and fifth anniversaries of the date of the grant, subject to the satisfaction of certain annual or cumulative Adjusted EBIT and Net Controllable Assets targets for each of the fiscal years ending September 2012, 2013 and 2014. The targets are the same as those used for the performance-based options granted in fiscal 2010.

Stock Ownership Requirements

The Company does not have any stock ownership requirements or any policy limiting an executives ability to hedge the risks of stock ownership.

Post-Employment Arrangements

Under the terms of the Company’s employment agreements and non-compete and post-employment consulting agreements, the named executive officers, other than Mr. Brown, are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, or that will be paid to Mr. Booth pursuant to his separation agreement, are described below in detail in the section titled “Potential Payments Upon Termination” on page 30. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the named executive officers upon a change-in-control of the Company.

In the case of each employment agreement, the terms of these arrangements were set through the course of arms-length negotiations with each of the named executive officers. As part of these negotiations, the Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some companies in our peer group. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions were intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining the Company.

The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not going to work for one of our principal competitors within a specified period of time following separation from the Company.

Benefits and Perquisites

In addition to qualified retirement plans generally available to employees and nonqualified deferred compensation plans available to senior executives, the Company provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees. The Company pays for a leased automobile or car allowance for the named executive officers, except for Mr. Brown.

Accounting and Tax Treatment

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, the Committee believes that it is important to retain flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, the Committee will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. The Committee does of course consider alternative forms of compensation, consistent with the Company’s compensation goals, that preserve deductibility.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. To date, the Company’s non-equity compensation plans have generally not been designed to permit the Company to grant awards that qualify for deductibility under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended on September 25, 2010. This report is provided by the following independent directors, who comprise the Compensation Committee:

JOHN B. BALOUSEK, Chairman

ALFRED A. PIERGALLINI

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer and certain other present or former executive officers during our three fiscal years ended on September 25, 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqual- ified Deferred Compensation Earnings(4)	All Other Compensation(5)		Total
William E. Brown Chairman and Chief Executive Officer(6)	2008 2009 2010	$ $ $	409,994 640,769 650,000	$ $	215,000 487,500 (7)	$ $	— 216,000 449,500	$ $ $	207,500 1,906,000 482,400	— — —	— — —	$ $ $	12,598 13,584 13,381	$ $ $	845,092 3,263,853 1,595,281

Stuart W. Booth Senior Vice President and Chief Financial Officer(8)	2008 2009 2010	$ $ $	380,000 380,000 416,616	$ $ $	133,000 190,000 133,333		— — —	$ $	99,200 — 228,340	— — —	$3,034 — —	$ $ $	38,321 38,037 72,107	$ $ $	653,555 608,037 850,396

Glen R. Fleischer President of Pet Products Division(9)	2009 2010	$ $	306,462 415,000		$153,231 (7)		$320,000 —	$ $	381,000 222,440	— —	— —	$ $	16,640 18,989	$ $	1,177,333 656,429

Michael A. Reed Executive Vice President (10)	2008 2009 2010	$ $ $	410,020 425,000 425,000	$ $	155,000 250,000 (7)		— — —	$ $ $	148,800 173,250 241,200	— — —	— — —	$ $ $	25,620 21,848 21,621	$ $ $	739,440 870,098 687,821

Jeffrey A. Blade Former Senior Vice President and Chief Financial Officer(11)	2009 2010	$ $	6,154 184,615		— —		$436,800 —		$156,500 —	— —	— —	$	— 22,127	$ $	599,454 206,742

(1)	Bonuses for fiscal 2008 were paid in shares of Class A Common Stock based on the $7.76 per share closing price of the Company’s Class A Common Stock on March 26, 2009.

(2)	This column represents the grant date fair value in accordance with ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers.

(3)	This column represents the grant date fair value in accordance with ASC 718. Please refer to Note 12, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 19, 2010 for the relevant assumptions used to determine the compensation cost of our stock and option awards. These amounts do not represent the actual value, if any, that may be realized by the named executive officers.

(4)	Amounts represent above market interest earnings on non-qualified deferred compensation.

(5)	The components of the “All Other Compensation” column for fiscal 2010 are detailed in the following table:

Description	Brown	Booth	Fleischer	Reed	Blade
Company matching contribution to 401(k) plan	$2,500	—	$2,554	$3,050	$231
Medical and life insurance premiums	$10,881	$11,157	$4,435	$7,771	$5,293
Car allowance or lease	—	$18,981	$12,000	$10,800	—
Mortgage differential	—	—	—	—	$16,603
Severance	—	$34,834	—	—	—
Tax gross-up payments	—	$7,135	—	—	—

(6)	Mr. Brown was reappointed as Chief Executive Officer effective October 22, 2007.

(7)	Bonuses for fiscal 2010 have not yet been determined.

(8)	Includes $58,461 of accrued vacation paid in November 2009. Mr. Booth resigned as Chief Financial Officer effective September 8, 2009. He was re-appointed Chief Financial Officer effective January 14, 2010 and served in that capacity until December 1, 2010.

(9)	Mr. Fleischer was appointed President of Pet Products Division effective January 14, 2009.

(10)	Mr. Reed was appointed Executive Vice President effective October 30, 2007.

(11)	Mr. Blade was appointed as Chief Financial Officer effective September 8, 2009 and resigned effective January 14, 2010. His restricted stock and option awards were unvested and terminated upon his resignation.

Employment Agreement – Glen R. Fleischer

On January 14, 2009, the Company entered into an Employment Agreement with Glen R. Fleischer. This employment agreement provides that Mr. Fleischer will serve as President of the Company’s Pet Products division at an annual minimum salary of $415,000. He is also eligible for an annual bonus, targeted at 50% of base compensation with a maximum payout of 100%, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated earlier for his dismissal with cause, death or disability. If the Company terminates Mr. Fleischer without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to Mr. Fleischer’s execution of a general release of claims.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named current and former executive officers during fiscal 2010, which ended on September 25, 2010. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table.

Name	Grant Date (1)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards			All other Option Awards: Number of Securities Underlying Options (# shares)		Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold (# shares)	Target (# shares)	Maximum (# shares)
William E. Brown	6/4/2010	—	180,000	180,000	—		$8.99	$482,400
	6/4/2010	—	—	—	50,000	(5)	—	$449,500
Stuart W. Booth	1/15/2010	—	50,000	50,000	—		$9.41	$126,500
	6/4/2010	—	38,000	38,000	—		$8.99	$101,840
Glen R. Fleischer	6/4/2010	—	83,000	83,000	—		$8.99	$222,440
Michael A Reed	6/4/2010	—	90,000	90,000	—		$8.99	$241,200
Jeffrey A. Blade	—	—	—	—	—		—	—

(1)	Class A Common Stock.

(2)	The options granted to each of Messrs. Brown, Booth, Fleischer and Reed in June 2010 vest in increments of 20% upon each of the first, second, third, fourth and fifth anniversaries of the grant date, subject to the satisfaction of certain annual or cumulative performance targets for each of the fiscal years ending September 2010, 2011, 2012, 2013 and 2014. The options granted to Mr. Booth in January 2010 vest in five equal annual installments beginning April 14, 2010, subject to the satisfaction of certain annual or cumulative performance targets for each of the fiscal years ending September 2009, 2010, 2011, 2012 and 2013. The performance targets are (i) “Adjusted EBIT” and (ii) “Net Controllable Assets”. There are separate targets for each of the Company, the Pet business and the Garden business. If the targets in a particular year are not met, the employee can still vest in the options if the Company’s cumulative performance exceeds the cumulative targets in subsequent years. Executives must generally be employed by the Company at the time of vesting to exercise the options. Under the terms of the Company’s 2003 Omnibus Equity Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(3)	All options listed in the table were granted at the closing market price on the date of grant.

(4)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Please refer to Note 12, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 19, 2010 for the relevant assumptions used to determine the valuation of our stock and option awards.

(5)	The restricted shares granted to Mr. Brown vest in increments of 33-1/3% on the third, fourth and fifth anniversaries of the date of the grant, subject to the satisfaction of certain annual or cumulative Adjusted EBIT and Net Controllable Assets targets for each of the fiscal years ending September 2012, 2013 and 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named current and former executive officers at the end of fiscal 2010, which ended on September 25, 2010.

	Option Awards								Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable		Number of Shares Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William E. Brown	5,600	(2)	8,400	(2)	—		$12.92	12/9/2013	—		—	—	—
	11,200	(3)	16,800	(3)	—		$12.83	12/9/2013	—		—	—	—
	5,600	(2)	8,400	(2)	—		$15.22	12/14/2013	—		—	—	—
	11,200	(3)	16,800	(3)	—		$15.11	12/14/2013	—		—	—	—
	100,000	(2)	50,000	(2)	100,000	(2)	$10.00	6/18/2014	—		—	—	—
	100,000	(2)	50,000	(2)	100,000	(2)	$12.50	6/18/2014	—		—	—	—
	100,000	(2)	50,000	(2)	100,000	(2)	$15.00	6/18/2014	—		—	—	—
	100,000	(3)	50,000	(3)	100,000	(3)	$10.00	6/18/2014	—		—	—	—
	100,000	(3)	50,000	(3)	100,000	(3)	$12.50	6/18/2014	—		—	—	—
	100,000	(3)	50,000	(3)	100,000	(3)	$15.00	6/18/2014	—		—	—	—
	50,000	(2)	50,000	(2)	150,000	(2)	$10.00	4/14/2015	—		—	—	—
	50,000	(2)	50,000	(2)	150,000	(2)	$12.50	4/14/2015	—		—	—	—
	50,000	(2)	50,000	(2)	150,000	(2)	$15.00	4/14/2015	—		—	—	—
	50,000	(3)	50,000	(3)	150,000	(3)	$10.00	4/14/2015	—		—	—	—
	50,000	(3)	50,000	(3)	150,000	(3)	$12.50	4/14/2015	—		—	—	—
	50,000	(3)	50,000	(3)	150,000	(3)	$15.00	4/14/2015	—		—	—	—
	—		36,000	(3)	144,000	(3)	$8.99	6/4/2016	—		—	—	—
	—		—		—		—	—	50,000	(3)	$508,000	—	—
Stuart W. Booth (4)	12,000	(2)	—		—		$7.28	2/11/2011	—		—	—	—
	24,000	(3)	—		—		$7.23	2/11/2011	—		—	—	—
	4,000	(2)	6,000	(2)	—		$12.92	12/9/2013	—		—	—	—
	8,000	(3)	12,000	(3)	—		$12.83	12/9/2013	—		—	—	—
	5,200	(2)	7,800	(2)	—		$15.22	12/14/2013	—		—	—	—
	10,400	(3)	15,600	(3)	—		$15.11	12/14/2013	—		—	—	—
	5,400	(3)	21,600	(3)	—		$13.83	5/23/2015	—		—	—	—
	32,000	(3)	16,000	(3)	32,000	(3)	$4.60	3/4/2014	—		—	—	—
	10,000	(3)	10,000	(3)	30,000	(3)	$9.41	4/15/2015	—		—	—	—
	—		7,600	(3)	30,400	(3)	$8.99	6/4/2016	—		—	—	—
	—		—		—		—	—	4,000	(2)	$40,400	—	—
	—		—		—		—	—	8,000	(3)	$81,280	—	—
Glen R. Fleischer (5)	18,750	(3)	18,750	(3)	37,500	(3)	$7.76	3/4/2014	—		—	—	—
	20,000	(3)	20,000	(3)	60,000	(3)	$8.00	4/14/2015	—		—	—	—
	—		16,600	(3)	66,400	(3)	$8.99	6/4/2016	—		—	—	—
	—		—		—		—	—	50,000	(3)	$508,000	—	—
Michael A. Reed	15,000	(2)	—		—		$7.28	2/11/2011	—		—	—	—
	30,000	(3)	—		—		$7.23	2/11/2011				—	—
	2,800	(2)	4,200	(2)	—		$15.22	12/14/2013	—		—	—	—
	5,600	(3)	8,400	(3)	—		$15.11	12/14/2013	—		—	—	—
	6,000	(3)	24,000	(3)	—		$13.83	5/23/2015	—		—	—	—
	48,000	(3)	24,000	(3)	48,000	(3)	$4.60	3/4/2014	—		—	—	—
	15,000	(3)	15,000	(3)	45,000	(3)	$8.00	4/14/2015	—		—	—	—
	—		18,000	(3)	72,000	(3)	$8.99	6/4/2016	—		—	—	—
	—		—		—		—	—	6,000	(2)	$60,600	—	—
	—		—		—		—	—	12,000	(3)	$121,920	—	—
Jeffrey A. Blade (6)	—		—		—		—	—	—		—	—	—

(1)	Market value was calculated based on the closing sale price of $10.10 per share for the Common Stock and $10.16 per share for the Class A Common Stock on September 24, 2010, the last trading day in fiscal 2010.

(2)	Common Stock.

(3)	Class A Common Stock.

(4)	Mr. Booth resigned as Chief Financial Officer effective September 8, 2009. He was re-appointed Chief Financial Officer effective January 14, 2010 and served in that capacity until December 1, 2010. Mr. Booth has agreed to continue as a consultant during a transition period. Pursuant to a separation agreement dated April 1, 2009 as amended on January 14, 2010, his options will cease vesting 22 months following his termination.

(5)	Mr. Fleischer was appointed President of Pet Products Division effective January 14, 2009.

(6)	Mr. Blade resigned effective January 14, 2010, and his restricted stock and option awards were unvested and terminated upon his resignation.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named current and former executive officers during fiscal 2010, which ended on September 25, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
William E. Brown	—	—	25,000	(1)	$255,250
	—	—	25,000	(2)	$242,500
Stuart W. Booth	—	—	2,000	(1)	$20,420
	—	—	4,000	(2)	$38,800
Glen R. Fleischer	—	—	—		—
Michael A. Reed	—	—	2,000	(1)	$19,620
	—	—	4,000	(2)	$35,960
Jeffrey A. Blade	—	—	—		—

(1)	Company Common Stock.

(2)	Company Class A Common Stock.

NONQUALIFIED DEFERRED COMPENSATION

The table below provides information on the executive non-qualified deferred compensation activity for the named current and former executive officers in fiscal 2010, which ended on September 25, 2010:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
William E. Brown	—	—	—	—	—
Stuart W. Booth	—	—	$8,023	—	$193,489
Michael A. Reed	—	—	—	—	—
Glen R. Fleischer	—	—	—	—	—
Jeffrey A. Blade	—	—	—	—	—

The deferred compensation balances generally earn interest based on the prime rate plus 1%.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 25, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	11,082,521	(1)	$10.39	7,509,862	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	11,082,521	(1)	$10.39	7,509,862	(2)

(1)	Includes 2,188,300 shares of Common Stock and 8,670,118 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan and 224,103 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)	Includes 2,684,126 shares of Common Stock and 4,141,898 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan and 112,055 shares of Common Stock and 571,783 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination

SEC regulations require that the Company estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 25, 2010, the last day of the Company’s 2010 fiscal year.

As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and conditioned upon the executive not going to work for one of the Company’s principal competitors. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the Company’s named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements are not impacted by these arrangements.

Name	Salary Continuation	Post Employment Consulting Payments	Health and Employee Benefits	Accrued Vacation	Other	Total
William E. Brown	—	—	—	$75,000	—	$75,000
Glen R. Fleischer	$311,250	$62,250	—	$31,923	—	$405,423
Michael A. Reed	—	$65,827	—	$49,038	—	$114,865
Stuart W. Booth (1)	$300,000	$60,000	$22,740	$15,385	—	$398,125
Jeffrey A. Blade (2)	—	—	—	—	—	—

(1)	The amounts for Mr. Booth reflect the payments owed to him pursuant to a separation agreement dated April 1, 2009, as amended on January 14, 2010.

(2)	The amounts for Mr. Blade reflect payments made to him in connection with his resignation effective January 14, 2010.

Stuart W. Booth

On April 1, 2009, the Company entered into a Separation Agreement with Stuart W. Booth. The separation agreement was amended on January 14, 2010. Pursuant to the amended separation agreement, Mr. Booth agreed to return as interim Chief Financial Officer until a replacement was hired and to continue as an employee for a reasonable period thereafter (the “Transition Period”) during which the Company agreed to pay Mr. Booth an annualized base salary of $400,000. During the Transition Period, Mr. Booth is also eligible for a transition bonus of $16,667 per month for each full month, payable upon the end of the Transition Period. At the conclusion of the Transition Period, Mr. Booth will become eligible to receive severance of $33,333 per month for nine months. Pursuant to the amended separation agreement, Mr. Booth committed to make himself available to the Company for certain consulting services for two years after termination of employment with the Company. Mr. Booth will receive $2,500 per month and reimbursement of expenses for such consulting services. In addition, Mr. Booth’s stock options and restricted stock will continue to vest for 22 months.

The Company will pay Mr. Booth’s COBRA health insurance continuation coverage for him, his spouse and eligible dependents for 18 months after he ceases to receive the severance payments from the Company. Mr. Booth will reimburse the Company an amount for this COBRA coverage comparable to the employee contribution amounts paid by senior executives of the Company. Thereafter, the Company will continue comparable health insurance coverage through HIPPA coverage for Mr. Booth, his spouse and his eligible dependents until his spouse reaches the age of 66 or until they become eligible for coverage under another group health care plan, whichever comes first. The Company’s contribution to such coverage will be the actual expense of such coverage up to a maximum of $1,400 per month.

Glen R. Fleischer

On January 14, 2009, the Company entered into an Employment Agreement with Glen R. Fleischer. This employment agreement provides that Mr. Fleischer will serve as the President of the Company’s Pet Products division at an annual salary of $415,000. He is also eligible for an annual bonus targeted at 50% of his base compensation, subject to his and the Company’s performance. In addition, Mr. Fleischer received a grant of 50,000 restricted shares of the Company’s Class A Common Stock and 175,000 performance based stock options to purchase the Company’s Class A Common Stock. If the Company terminates Mr. Fleischer without cause, he will be entitled to severance pay of his base salary for a nine-month period. Cause is defined in the employment agreement as follows: (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) a material violation of the Employment Agreement by Mr. Fleischer, which is not cured within 30 days after written notice thereof; (d) failure to perform in a manner acceptable to the Company after written notice an opportunity to cure; (e) the abuse of alcohol or drugs; (f) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude that is materially injurious to the Company; (g) a material violation of any securities law, regulation or compliance policy of the Company and (h) executive’s death or incapacity exceeding four months.

Mr. Fleischer is also party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 20 to 30 hours per month for one year after termination of employment with the Company. Mr. Fleischer will receive 15% of his base salary at the time of his termination of employment with the Company, payable in 12 equal monthly payments, for such consulting services. This agreement contains confidentiality and non-competition provisions.

Michael A. Reed

Mr. Reed is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Reed will receive approximately $2,650 per month (subject to a 2% annual increase) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than five percent beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she shall not participate in any discussion or approval of that interested transaction, except that the director shall provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.

Transactions with the Company

Brooks M. Pennington

Brooks M. Pennington III, a director of the Company standing for re-election, is a minority stockholder and a director of Bio Plus, Inc., a company that produces granular peanut hulls. During the fiscal year ended on September 25, 2010, Bio Plus, Inc.’s revenues from sales to subsidiaries of the Company were approximately $0.9 million. As of September 25, 2010, the Company owed Bio Plus, Inc. approximately $3,000 for such purchases.

On July 1, 2008, the Company and Mr. Pennington entered into a Modification and Extension of the Employment and Non-Compete Agreement dated February 27, 1998, as amended June 2, 2003 and April 10, 2006. This modified and extended agreement provides that from the period from July 1, 2008 through February 28, 2012, Mr. Pennington would serve as Director of Special Projects for the Company. In this position, Mr. Pennington is expected to work a maximum of 650 hours per year for a base salary of $190,000 annually.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director, each named current and former executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any class of the Company’s common stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 20, 2010.

Beneficial Owner (1)	Number of Class B Shares		Number of Common Shares		Number of Class A Common Shares		Percent (2)	Percent of Total Voting Power(3)
Executive Officers:
William E. Brown	1,646,007	(4)	1,524,863	(5)	3,652,485	(6)	11.2%	53.6%
Glen R. Fleischer	—		—		88,750	(7)	*	*
Michael A. Reed	—		29,893	(8)	143,570	(9)	*	*
Stuart W. Booth(10)	—		31,800	(11)	126,874	(12)	*	*
Jeffrey A. Blade(13)	—		—		—		—	—

Directors:
John B. Balousek	—		55,160		72,099	(14)	*	*
David N. Chichester	—		2,804		69,380	(15)	*	*
Brooks M. Pennington III(16)	—		234,332	(17)	444,913	(18)	1.1%	*
Alfred A. Piergallini	—		8,979		70,067	(19)	*	*
John R. Ranelli	—		5,000		10,149	(20)	*	*

All directors and executive officers as a group (ten persons)(21)	1,646,007		1,892,831		4,670,041		13.6%	54.9%

Five Percent Stockholders:
BlackRock, Inc.(22)	—		—		5,090,501		8.4%	—
The Vanguard Group, Inc.(23)	—		—		2,837,513		4.7%	—
Dimensional Fund Advisors LP(24)	—		1,138,492		2,255,924		5.6%	3.7%
Schroder Investment Management North America Inc.(25)	—		1,596,600		—		2.6%	5.2%
NorthPointe Capital, LLC(26)	—		1,382,393		—		2.3%	4.5%
Reed Conner & Birdwell, LLC(27)	—		—		2,323,711		3.8%	—

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597.

(2)	Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding.

(3)	Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights among the Class B Stock, Common Stock and Class A Common Stock . The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)	Includes 45,548 shares for which Mr. Brown holds voting power pursuant to a voting agreement entered into on March 25, 2008.

(5)	Includes 23,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 23,000 shares held by his spouse. Includes 106,800 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010.

(6)	Includes 159,000 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts. Includes 273,600 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010.

(7)	Includes 38,750 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010.

(8)	Includes 21,200 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010.

(9)	Includes 111,400 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010.

(10)	Mr. Booth resigned as Chief Financial Officer effective September 8, 2009. He was re-appointed Chief Financial Officer effective from January 14, 2010 and served in that capacity until December 1, 2010.

(11)	Includes 27,800 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010.

(12)	Includes 103,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010.

(13)	Mr. Blade resigned as Chief Financial Officer effective January 14, 2010.

(14)	Includes 56,087 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010.

(15)	Includes 37,193 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010.

(16)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(17)	Includes 10,800 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010. Includes 49,040 shares of Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 49,040 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(18)	Includes 47,849 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010. Includes 98,080 shares of Class A Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 13,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 98,080 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 13,876 shares held by his spouse.

(19)	Includes 56,087 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010.

(20)	Includes 8,246 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 20, 2010.

(21)	Reflects the information in the footnotes set forth above.

(22)

The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on January 9, 2010.

(23)	The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on February 5, 2010.

(24)	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The foregoing information is solely from two Schedules 13G/A reflecting beneficial holdings of the Company’s capital stock each filed on February 8, 2010.

(25)	The address of Schroder Investment Management North America Inc. is 875 Third Avenue, 21st Floor New York, NY 10022. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 16, 2010.

(26)	The address of NorthPointe Capital, LLC is 101 W. Big Beaver, Suite 745, Troy, Michigan 48084. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on April 7, 2010.

(27)	The address of Reed Conner & Birdwell, LLC is 11111 Santa Monica Boulevard, Suite 1700, Los Angeles, CA 90025. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on June 25, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 26, 2009 to September 25, 2010 all filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, as amended, was filed as Exhibit 14 to the Company’s annual report on Form 10-K for the fiscal year ended on September 24, 2005.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in February 2012 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before September 9, 2011. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in February 2012, which proposal is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November 23, 2011. If such a stockholder fails to submit the proposal by such date, the stockholder may still submit a proposal at the meeting but Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in February 2012.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: January 7, 2011

By Order of the Board of Directors

Lori A. Varlas, Secretary

APPENDIX A

COMPENSATION COMMITTEE CHARTER

(As amended December 6, 2010)

PURPOSE AND AUTHORITY:

The Compensation Committee (the “Committee”) of the Board of Directors of Central Garden & Pet Company (the “Company”) is appointed by the Board of Directors (the “Board”) to discharge the Board’s responsibilities with respect to all forms of compensation of the Company’s executive officers, to administer the Company’s equity incentive plans, and to produce an annual report on executive compensation for use in the Company’s proxy statement. This Charter sets forth the authority and responsibility of the Committee for approving and evaluating executive officer compensation arrangements, plans, policies and programs of the Company, and for administering the Company’s equity incentive plans for employees whether adopted prior to or after the date of adoption of this charter (the “Stock Plans”).

MEMBERSHIP:

The Committee will consist of not less than two members of the Board, with the exact number being determined by the Board. Each of the members of the Committee will be (i) an “independent director” as defined under the rules of NASDAQ, as they may be amended from time to time (the “Rules”), except as may otherwise be permitted by such Rules, (ii) a “Non-Employee Director,” as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) an “outside director” under Regulation Section 1.162-27 promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. All members of the Committee will be appointed by, and shall serve at the discretion of, the Board.

The Board will select members of the Committee who will be approved by a majority vote of the Board. Committee members will serve during their respective term as a director, subject to earlier removal by a majority vote of the Board.

The chairman of the committee will be appointed by a majority vote of the Board. In the event that the Board fails to appoint a chairman, the members of the Committee may designate an acting chairman by majority vote of the Committee membership.

DUTIES AND RESPONSIBILITIES:

The principal processes of the Committee in carrying out its oversight responsibilities are set forth below. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1.    The Committee will have the authority to determine the form and amount of compensation to be paid or awarded to all employees of the Company. The Committee may delegate authority to subcommittees of the Committee or to executive officers of the Company with respect to compensation determinations for persons who are not executive officers of the Company.

2.    The Committee will have the sole authority and right, as and when it shall determine to be necessary or appropriate to the functions of the Committee, at the expense of the Company and not at the expense of the members of the Committee, to retain and terminate compensation consultants, legal counsel and other advisors of its choosing to assist the Committee in connection with its functions. The Committee shall have the sole authority to approve the fees and other retention terms of such advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such advisors employed by the Committee pursuant to this charter. Before selecting any compensation consultants, legal counsel or other advisors described above, the Committee will consider the following factors:

(a)    the provision of other services to the Company by the compensation consultant, legal counsel, or other adviser;

(b)    the amount of fees received from the Company by the compensation consultant, legal counsel, or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel, or other adviser;

(c)    the policies and procedures of the compensation consultant, legal counsel, or other adviser that are designed to prevent conflicts of interest;

(d)    any business or personal relationship of the compensation consultant, legal counsel, or other adviser with a member of the Committee; and

(e)    any stock of the Company owned by the compensation consultant, legal counsel, or other adviser.

3.    The Committee will annually review and approve the corporate goals and objectives relevant to CEO compensation and evaluate the CEO performance in light of these goals and objectives. Based on this evaluation, the Committee will make and annually review decisions respecting (i) salary paid to the CEO, (ii) the grant of all cash-based bonuses and equity compensation to the CEO, (iii) the entering into or amendment or extension of any employment contract or similar arrangement with the CEO, (iv) any CEO severance or change in control arrangement, and (v) any other CEO compensation matters as from time to time directed by the Board. In determining the long-term incentive component of the CEO’s compensation, the Committee will consider, among other things, the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at companies that the Committee determines comparable based on factors it selects, and the incentive awards given to the Company’s CEO in prior years.

4.    The Committee will annually review and approve the corporate goals and objectives relevant to executive officers’ compensation. In light of these goals and objectives, the Committee will make and annually review decisions respecting (i) salary paid to the executive officers, (ii) the grant of cash-based bonuses and equity compensation provided to the executive officers, (iii) the entering into or amendment or extension of any employment contract or similar arrangement with the executive officers, (iv) executive officers’ severance or change in control arrangement, and (v) any other executive officer compensation matters as from time to time directed by the Board. In determining the long-term incentive component of the executive officer’s compensation, the Committee will consider, among other things, the Company’s performance and relative shareholder return, the value of similar incentive awards to executive officers at companies that the Committee determines comparable based on factors it selects, and the incentive awards given to the Company’s executive officers in prior years.

5.    The Committee will annually review and make recommendations to the Board with respect to adoption and approval of, or amendments to, all cash-based and equity-based incentive compensation plans and arrangements, and the shares and amounts reserved thereunder after taking into consideration the Company’s strategy of long-term and equity-based compensation.

6.    The Committee will: (i) approve grants of stock, stock options or stock purchase rights to individuals eligible for such grants (including grants in compliance with Rule 16b-3 promulgated under the Exchange Act to individuals who are subject to Section 16 of the Exchange Act); (ii) interpret the Stock Plans and agreements thereunder; and (iii) determine acceptable forms of consideration for stock acquired pursuant to the Stock Plans. The Committee may delegate to the Company’s Executive Committee or Chief Executive Officer the authority to grant options to employees of the Company or of any subsidiary of the Company who are not directors or executive officers, provided that the total number of shares granted under such authority does not exceed 100,000 shares in the aggregate or 10,000 shares to any individual grantee (adjusted for stock splits and similar events) in any fiscal year, or any other limit subsequently established by resolution of the Board of Directors and, provided further, that the price per share is no less than the fair market value of the Company’s common stock on the date of grant.

7.    The Committee will periodically review the Company’s procedures with respect to employee loans, and will not approve any arrangement in which the Company, directly or indirectly, extends or maintains credit, arranges for the extension of credit or renews an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

8.    The Committee will prepare an annual report on executive compensation to the Company’s stockholders for inclusion in the proxy statement for the Company’s annual meeting in accordance with the rules and regulations of the Securities and Exchange Commission.

9.    The Committee will make regular reports to the Board.

10.    The Committee will review this Charter annually and recommend to the Board any changes it determines are appropriate.

11.    The Committee will perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any exchange or market on which the Company’s capital stock is traded, and perform other activities that are consistent with this charter, the Company’s certificate of incorporation and bylaws, and governing laws, as the Committee or the Board deems necessary or appropriate.

12.    To review at least annually the Company’s recoupment policy for the recovery or erroneously awarded compensation.

13.    To review the Say on Pay proposal in the Company’s annual proxy statement.

MEETINGS:

Meetings of the Committee will be held from time to time, but no less than quarterly, in response to the needs of the Board or as otherwise determined by the chairman of such Committee. In lieu of a meeting, the Committee may also act by unanimous written consent resolution.

MINUTES:

The Committee will maintain written minutes of its meetings, and will file such minutes with the minutes of the meetings of the Board.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

CENTRAL GARDEN & PET COMPANY	To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

            86594

▼     FOLD AND DETACH HERE    ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 4 AND “FOR” EVERY 3 YEARS ON ITEM 3.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
Nominees:
01 William E. Brown 02 Brooks M. Pennington III 03 John B. Balousek 04 David N. Chichester 05 Alfred A. Piergallini 06 John R. Ranelli	☐	☐	☐	2. To approve the advisory (non-binding) resolution relating to executive compensation.		☐	☐	☐
Management recommends a vote for Stockholder approval every 3 years.
					1 year	2 years	3 years	Abstain
				3. To determine the frequency of an advisory vote on executive compensation.	☐	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
						FOR	AGAINST	ABSTAIN
*Exceptions
				4. To ratify the appointment of Deloitte & Touche LLP as Central Garden & Pet Company’s independent registered public accounting firm.		☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon any and all such matters as may properly come before the meeting or any adjournment thereof.

							Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Central Garden & Pet Company account online.

Access your Central Garden & Pet Company account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Central Garden & Pet Company, now makes it easy and convenient to get current information on your shareholder account.

— View account status	— View payment history for dividends
— View certificate history	— Make address changes
— View book-entry information	— Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2011 Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.central.com/annualreports

▼     FOLD AND DETACH HERE    ▼

PROXY

CENTRAL GARDEN & PET COMPANY

2011 Meeting of Stockholders – February 14, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints William E. Brown and Lori A. Varlas, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Central Garden & Pet Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Annual Meeting of Stockholders to be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on February 14, 2011 at 10:30 A.M. or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

86594